Exhibit 22

                                                      State of
Subsidiaries of Anuhco, Inc.                        Incorporation

Crouse Cartage Company                                Iowa

CC Investment Corporation                             Iowa

American Freight System, Inc.
  (d/b/a AFS, Inc.)                                   Delaware

Agency Premium Resource, Inc.                         Kansas

  Subsidiaries of Agency Premium Resource, Inc.

    Agency Services, Inc.                             Kansas

    APR Funding Corporation                           Delaware


(All companies do business under same name unless otherwise indicated).
